Exhibit 99.1

THUNDER MOUNTAIN GOLD INC. 5248 W. Chinden Blvd. Telephone: (208) 658-1037 Boise, Idaho 83714 Fax: (208) 322-5626

News Release

THUNDER MOUNTAIN GOLD FINALIZES $18 MILLION JOINT VENTURE AGREEMENT FOR THE SOUTH MOUNTAIN MINE

Boise, Idaho – November 12, 2012 - Thunder Mountain Gold, Inc. (the Company) (TSX-V: THM; OTCQB: THMG), is pleased to announce that it finalized the previously announced Joint Venture (JV) Agreement with ISR Capital, a Boise, Idaho based private equity group. The JV, called Owyhee Gold Trust LLC, will immediately begin advancing the exploration and development of the Company`s South Mountain Mine. ISR Capital can earn up to 75% participating interest in the project with an investment of $18 million.

Terms of the Agreement include a buy-in cash payment of $1 million to Thunder Mountain Gold, and a work commitment of $2 million no later than the end of 2013 to earn a 25% interest in the Project. An additional $5 million dollars are required to be spent into the project in the following three years under a plan to move the project through feasibility and into production. Thunder Mountain Gold has the option to participate on a pro-rata basis to retain 49% of the Project after the additional investment of $8 million dollars has been spent by ISR Capital, or can opt for a 25% participating interest upon the expenditure of the remaining additional $10 million earn-in by ISR Capital.

The $1 million buy in payment was initially secured by a convertible promissory note (the “Convertible Note”), announced on May 3rd, 2012, as part of the financing agreement with ISR Capital This note was cancelled effective at the closing of the JV Agreement. The Convertible Note associated with the Project financing provided working capital to advance the Company’s projects, and achieve some of its near-term milestones while the JV Agreement was completed.

The project will be managed by a joint management team assembled by both companies. Work is due to start on the project immediately, with plans to enlarge both the Laxey and Sonneman tunnels to obtain a large metallurgical sample and conduct underground core drilling.  This work will yield the necessary information for an economic mine model that includes the nine, known, high-grade mineralized zones to aid in the development of a mining plan. It is estimated that the project will initially be a 400-ton-per-day underground operation that will produce multiple concentrates for sale to a smelter.

Qualified Person – Edward D. Fields is the Qualified Person as defined by National Instrument 43-101 responsible for the technical data reported in this news release.

Website: www.thundermountaingold.com OTCBB: THMG TSX-V: THM

About South Mountain

The South Mountain project is located in southwest Owyhee County, Idaho approximately 70 air miles southwest of Boise, Idaho, and is 20 miles southeast of Jordan Valley, Oregon. The 100% owned South Mountain Mine was purchased by Thunder Mountain Gold in 2007. This flagship property was first mined in the late 1800s, and intermittently through the 1950s, with underground production from numerous mineralized zones with reported grades of 15% zinc (50% in certain zones), 10 opt silver,  0.10 opt gold, 2.0% copper, and 2.0% lead. A new gold target was identified early in their fieldwork at South Mountain., and additional exploration was conducted on this target which defined broad gold mineralization in an intrusive breccia that is considered part of a larger system responsible for both this and the high grade polymetallic ore shoots.

The Company’s land package at South Mountain consists of approximately 1,200 acres of mostly private land – both patented mining claims and leased ranch land.  In 2010, the Company completed a NI 43-101 Technical Report that incorporated all the new drill and sampling data.  This report was required as part of the Company’s listing on the TSX Venture Exchange in 2010.  The NI 43-101 can be reviewed on the Company`s website at www.thundermountaingold.com, or on www.SEDAR.com.

About Thunder Mountain Gold, Inc.

Thunder Mountain Gold, a junior gold exploration company founded in 1935, holds a 100% interest in several U.S. gold projects. The Company’s principal assets are The South Mountain Project – a historic former producer of gold, silver, zinc, lead, and copper, located in southern Idaho, just north of the Nevada border, and their Trout Creek Project – a grass roots gold target in the Eureka-Battle Mountain trend of central Nevada, currently under Joint Exploration Agreement with Newmont Gold.  For more information on Thunder Mountain, please visit the Company’s website at www.Thundermountaingold.com.

U.S. Securities Act of 1933

This press release does not constitute an offer of any securities for sale or a solicitation of an offer to purchase any securities. The securities to be issued in connection with the Acquisition t have not been and will not be registered under the United States Securities Act of 1933 (the “1933 Act”) and may not be offered or sold in the United States absent registration under the 1933 Act or pursuant to an available exemption from the registration requirements of the 1933 Act.

Forward-Looking Statements

This press release contains forward-looking statements that are based on the beliefs of management and reflect the Company's current expectations. The forward-looking statements in this press release also include information relating to the intention of the Company to complete the Acquisition and the completion of the private placements contemplated in connection with the Acquisition and disclosed in this press release. The forward-looking statements are based on certain assumptions, which could change materially in the future, including the assumption that the non-binding Letter of Intent will lead to a definitive agreement, that the transactions contemplated in the Letter of Intent will be completed, and that the Company will successfully complete the Joint Venture. By their nature, forward-looking information involves known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. Such factors include the risk that the Letter of Intent may be terminated, that the transaction contemplated in the Letter of Intent may not result in a binding definitive agreement and any agreement may have terms and conditions different from those contemplated in the Letter of Intent, that the Joint Venture may not be completed, and the Company may not advance the South Mountain Project contemplated in this press release. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, investors should not place undue reliance on forward-looking information. Forward-looking information is provided as of the date of this press release, and the Company assumes no obligation to update or revise them to reflect new events or circumstances, except as required in accordance with applicable laws.

Cautionary Note to Investors

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.  The United States Securities and Exchange Commission (“SEC”) permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce.

For further information, please contact:

Thunder Mountain Gold Inc.

Eric Jones, President and C.E.O.

Email: eric@thundermountaingold.com

Phone: (208) 658-1037

Jim Collord, Vice President and C.O.O.

Email: jim@thundermountaingold.com